EXHIBIT 10.20
     XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
PROMOTIONAL SERVICES AGREEMENT
DATE: As of January 19, 2006
PARTIES:
(1)	SHIRE US INC., having its place of business at 725 Chesterbrook Boulevard, Wayne, PA 19087 (“Shire”); and

(2)	IMPAX LABORATORIES, INC., having its place of business at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”).
RECITALS
(A)	WHEREAS, Shire markets and distributes certain pharmaceutical products, including the Shire Product for the treatment of epilepsy.

(B)	WHEREAS, Impax intends to market, sell and distribute the Impax Product.

(C)	WHEREAS, Shire had determined that it requires a sales organization committed to high and legally compliant standards for the promotion of the Shire Product in the Territory.

(D)	WHEREAS, Shire is willing to engage Impax and Impax desires to be engaged in the hiring and management of a Sales Force for the Shire Product in the Territory.

(E)	WHEREAS, the Sales Force shall promote the Shire Product and the Impax Product in the Territory on the terms and conditions set out in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set out in this Agreement, and intending to be legally bound hereby, the Parties agree as follows.
Article 1
INTERPRETATION
1.1	Interpretation. In this Agreement, unless the context otherwise requires:
(a)	capitalized terms are given the meaning set out in Schedule 1;

(b)	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(c)	the headings are inserted for convenience only and do not affect the construction of the Agreement;

(d)	references to one gender includes both genders; and

(e)	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.
1.2	Inconsistency. The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules or any standard operating procedures used in the performance of the Services, the terms of this Agreement shall prevail.
Article 2
GRANT OF RIGHTS TO IMPAX
2.1	Engagement. Subject to the terms of this Agreement, Shire appoints Impax as its exclusive agent to provide the Services solely within the Territory.

2.2	Rights Reserved. Shire reserves the right (a) to promote the Shire Product itself within the Territory and to promote the Shire Product itself, or to grant to one or more third Parties the right to promote the Shire Product, outside the Territory, (b) to promote any products other than the Shire Product itself, or to grant to one or more Third Parties the right to promote any product other than the Shire Product, within and outside the Territory, in each case on such terms as Shire may elect and determine in its sole and absolute discretion.
Article 3
SHIRE RESPONSIBILITIES
3.1	Materials. During the Services Term, Shire, at Shire’s expense, shall provide to Impax:
(a)	the Shire Materials;

(b)	samples of the Shire Product, as determined by Shire in accordance with Section 3.2;

(c)	documents relating to the alignment of the Sales Force with Shire’s sales force;

(d)	Shire Product sales data, Call List, Call Plan, physician validation, establishment and maintenance of Shire Product sampling procedures and strategies. The Quarterly Call Plan (and the timing of the Call Plan) shall be agreed to by the Parties. In the event that Shire seeks an amendment to the Call Plan, Shire shall provide Impax with reasonable notice of such amendment and the Parties shall, in good faith, discuss and agree upon the terms of such amendment, its method of implementation, and any increase in costs associated with the amendment; and

(e)	the Compliance Training and the subsequent training as provided in Section 4.5, in each case subject to Impax bearing Sales Force expenses as set forth in Section 4.5.
3.2	Advertising and Promotional Activities. Shire shall expend at least $XXXXX during each Services Year with respect to advertising and promotional activities (such activities to be of a similar kind and nature as those which Shire utilizes to advertise and promote its other products) for the Shire Product, such activities to be determined in Shire’s sole discretion, but shall be consistent with the activities which Shire had planned to undertake if it were not for the grant to Impax as provided in Section 2.1. In the event a Generic Product launches during the Services Term, the Parties shall meet to discuss in good faith an appropriate reduction to the amount Shire is obligated to expend on advertising and promotional activities. For clarification purposes, the cost of samples shall be included in the aforementioned amount to be expended by Shire on advertising and promotional activities.

3.3	Events and Clinical Studies. Shire shall not have any obligation to conduct clinical or non-clinical trials on the Shire Product, or initiate or participate in symposia, seminars, technical or scientific exhibits or other professional events with respect to the Shire Product; provided, however that Shire may in its sole discretion conduct any clinical or non-clinical trials it deems necessary or appropriate with respect to the Shire Product. Notwithstanding the foregoing, the Parties understand and agree that Impax shall not have any right to conduct clinical or non-clinical trials on the Shire Product, or without Shire’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, initiate or participate in symposia, seminars, technical or scientific exhibits or other professional events with respect to the Shire Product.

3.4	Regulatory Responsibility. Shire shall have sole and exclusive authority over any regulatory matter relating to the Shire Product, including without limitation, any Shire Product label changes, responding to complaints regarding the Shire Product, reporting on adverse events, handling Shire Product returns and recalls and any communication with any Regulatory Authority. Impax shall promptly inform Shire upon becoming aware of any regulatory issue concerning the Shire Product and shall promptly provide Shire with copies of any correspondence Impax may receive from a Regulatory Authority relating to the Shire Product.

3.5	Safety Agreement. The Parties shall execute a Safety Agreement in the form attached in Schedule 5 at the same time as the execution of this Agreement.

3.6	Managed Care. Shire shall use commercially reasonable efforts to maintain the Shire Product on formularies of managed care customers consistent with the inclusion thereon of the Shire Product as of the Effective Date of this Agreement. The current formulary positions for the Shire Product are attached as Schedule 7.

Article 4
IMPAX RESPONSIBILITIES
4.1	Impax Personnel. Impax shall employ (or otherwise engage) and manage the Sales Force for the performance of the Services. As between Shire and Impax, all Sales Force members shall at all times remain employees of (or otherwise engaged by) Impax for all purposes, including without limitation, any federal, state and local tax and employment laws. The Sales Force shall remain under the authority and control of Impax.

4.2	Term of Services. Impax shall commence providing the Services as soon as practicable following the Effective Date of this Agreement, and shall commence carrying out Calls on or prior to July 1, 2006 (the date of such first Call to be referred to as the “Detail Commencement Date”). Impax shall continue providing the Services until the third anniversary of the Detail Commencement Date or the expiration of the Extension Period if Impax elects to extend the Services Term through June 30, 2009. Such election shall be made by written notice to Shire at least thirty (30) days prior to the third anniversary of the Detail Commencement Date if such anniversary would occur prior to June 30, 2009.

4.3	Initial Training. Upon receipt of the Shire Materials relating to product training for the Shire Product, Impax shall make the Sales Force available to Shire for initial product training for the Shire Product prior to commencing any marketing or promotion of the Shire Product, including without limitation, product training with respect to the marketing and promotion of the Shire Product in accordance with all applicable Laws (“Compliance Training”).

4.4	New Hire Training. Impax shall make any new personnel hired (or otherwise engaged) by Impax after the Effective Date to join the Sales Force (“New Hires”) available to Shire for Compliance Training prior to commencing any sales or marketing of the Shire Product. Impax shall cooperate as reasonably necessary in arranging for such New Hires to receive such training.

4.5	Subsequent Training. Impax shall ensure that:
(a)	all Sales Force members receive Compliance Training (twice in each Services Year) or further training (as agreed upon by the Parties) in relation to the Shire Product at the Plan of Action (“POA”) meetings;

(b)	at least two (2) but not more than four (4) POA meetings are held during each year of the Services Term; and

(c)	all Sales Force members are trained in accordance with Shire’s Selling Skills Training Module.
Impax shall cooperate as reasonably necessary in arranging for Sales Force members to attend the aforementioned training and meetings and shall bear any expenses incurred by any Sales Force members in attending such training and meetings (including, without limitation, expenses relating to travel, lodging and meals).

4.6	Training Certification. Impax covenants and warrants that the Sales Force members that have attended the Compliance Training shall certify at least once annually in writing that he or she shall comply with the PDMA and any other policies, procedures and Compliance Training provided by Impax or Shire. Impax shall maintain and have available for inspection by Shire (or its nominee) a record of such certification by each Sales Force member.

4.7	Incentive Compensation Plan and Management. Subject to Shire’s prior approval, which shall not be unreasonably withheld, delayed or conditioned, Impax shall implement an Incentive Compensation Plan which shall be communicated to the Sales Force prior to commencing promotion of the Shire Product. Impax shall not amend or modify the terms of the Incentive Compensation Plan without Shire’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

4.8	Sales Force. Impax shall not knowingly employ or otherwise retain or permit to be retained as a member of the Sales Force:
(a)	a practicing physician or a person affiliated on a professional level with or employed by any physician, physician practice or other healthcare professional or provider; or

(b)	a person who may be in a position to unduly influence the purchase of the Shire Product.
4.9	Communications to Sales Force. All written communications from Impax to the Sales Force regarding strategy, positioning, safety, efficacy, labeling or promotion for the Shire Product are subject to the prior review and written approval of Shire, which approval shall not be unreasonably withheld, delayed or conditioned. For other material communications relating to the Shire Product, Impax shall provide Shire’s Principal Contact, within five (5) Business Days of transmission, complete copies or transcripts (if any exist) of such communications.

4.10	Impax Efforts. Impax shall:
(a)	diligently provide the Services in accordance with the terms of this Agreement and Shire’s reasonable directions. Such efforts shall not be less than those that Impax exerts to promote other products, even if the Services are, or may be, in competition with any other product or services being marketed or promoted by Impax or its Affiliates;

(b)	ensure that those of its personnel whose decisions are necessary for the performance of the Services are available to Shire at all reasonable times upon reasonable notice for consultation on any matter relating to the Services;

(c)	ensure that the Sales Force promotes the Shire Product either in the Primary Position Detail or the Secondary Position Detail as set forth in Schedule 3 (unless otherwise requested by Shire and agreed to by the Parties); and

(d)	use commercially reasonable efforts to ensure that the Sales Force meets the targets set out in the Call Plan.
4.11	Use of Materials Provided by Shire. Impax covenants and warrants that:
(a)	except as otherwise set forth in this Agreement, it shall only use the Shire Materials for the provision of the Services and such use shall be in accordance with the terms of this Agreement, and shall not use the Shire Materials for the promotion of any product other than the Shire Product;

(b)	it shall only use samples of Shire Product provided by Shire for the provision of the Services and such use shall be in accordance with the terms of this Agreement;

(c)	the Shire Materials and Shire Product samples shall not be modified, changed, misbranded, altered or adulterated by Impax or the Sales Force at any time; and

(d)	the Shire Materials and samples of Shire Product which are not used during the Services Term shall be returned to Shire as soon as reasonably practicable (and in no event later than sixty (60) days) after the earlier of the expiry of the Services Term or the termination of this Agreement.
4.12	Impax Product. Impax may elect to include the Impax Product (but not any other product) as the primary or secondary product in any Call it performs as part of the Services, subject to the Call Plan set forth on Schedule 3 and the terms and conditions of this Agreement.
Article 5
IMPAX’S SALES FORCE
5.1	Impax’s Sales Force. The Sales Force may consist of employees of Impax and/or persons employed by a CSO; provided that any such CSO shall be subject to the prior written approval of Shire, such approval not to be unreasonably withheld, delayed or conditioned. Impax shall ensure that prior to the deployment of any Sales Force member to make Calls, each member of the Sales Force shall execute agreements with Impax (if an employee of Impax) or with the applicable CSO (if an employee of such CSO), substantially in the form of Schedule 2, including appropriate language under which the individual agrees to maintain confidentiality of Confidential Information and agrees to perform his or her obligations hereunder in accordance with all Laws.

5.2	Trademark and Identification. To the extent necessary for Impax to identify itself as representing the Shire Product, Impax shall be entitled to use Shire’s company name and logo. The form of all Sales Force business cards and badges shall require advance written approval from Shire.

5.3	Background Checks. Impax shall be responsible for performing drug testing and background checks of all Sales Force members. Impax represents and warrants that it will complete or cause to be completed (with respect to sales representatives employed by

Impax or a CSO who become Sales Force members) a thorough background check of all Sales Force members to ensure that they have no felony convictions relating to the job responsibilities of such Sales Force members. Impax further represents and warrants that it will perform or cause to be performed (with respect to sales representatives employed by Impax or a CSO who become Sales Force members), background checks to confirm that no Sales Force member:
(a)	is an excluded person on the Office of Inspector General’s List of Excluded Individuals/Entities and is not on the General Services Administration Excluded Parties List; and

(b)	is, so far as it is aware, an unfit or an improper individual for the performance of the Services.
5.4	Other Testing. Impax shall use commercially reasonable efforts to conduct, or cause to be conducted, additional background checks, consistent with Laws and Impax’s internal employment policies, on Sales Force members in an effort to ensure that such members have not been:
(a)	the subject of pending or threatened investigations or enforcement actions by any Regulatory Authority; or

(b)	engaged in any fraudulent or unlawful activity, or other inappropriate conduct as measured by the other requirements of this Agreement.
Notwithstanding anything in this Section 5.4 to the contrary, Impax shall conduct drug testing on the Sales Force members where there is a reasonable suspicion of the presence of substances of abuse or drug paraphernalia. Impax shall institute prompt corrective or disciplinary action against any Sales Force member who fails to meet the requirements set forth in this Section 5.4. Impax further agrees to cooperate and comply with all investigations by or on behalf of Shire with respect to wrongdoing, or alleged or suspected wrongdoing, in respect of any obligations of Impax or its Sales Force under this Agreement. With respect to any persons employed by a CSO, Impax shall cause such CSO to comply with the provisions of this Section 5.4 with respect to its employees who are Sales Force members.
5.5	Information to Shire. Impax shall promptly provide Shire with such information as is reasonably necessary (provided such disclosure is permitted by Law and in the possession of Impax) for Shire to ascertain its risk or liability, if any, resulting from Impax’s termination or removal of any Sales Force member or any CSO (or the termination or removal by any CSO of any employee thereof who is a Sales Force member).

5.6	Disciplinary Actions. Impax shall be solely responsible and liable for all disciplinary, probationary and termination actions taken by it (or by an applicable CSO with respect to an employee thereof who is a Sales Force member), and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, contractors and Affiliates. Impax shall provide the Oversight Committee with monthly reports regarding any probationary, corrective, preventative, termination or other employment actions taken by it with respect to its or its Affiliate’s employees, or taken by any CSO with respect to such CSO’s employees, engaged in the promotion, sale, sampling or marketing of the Shire Product.
5.7	Impax Employee Removal. Impax shall immediately remove any Sales Force member from the provision of Services with respect to the Shire Product if
(a)	such member breaches a material provision of the agreement referenced in Section 5.1 or fails any of the tests referenced in Sections 5.3 or 5.4; or

(b)	subject to compliance with Impax’s human resource policies (in the case of a Sales Force member who is an employee of Impax), Shire in its sole discretion, desires the removal of such member.
Shire shall not be liable for any costs associated with the removal of such Sales Force member.
5.8	Worker’s Compensation Insurance. Impax shall obtain and maintain worker’s compensation insurance and other insurances required for the Sales Force (or ensure that such insurances are obtained and maintained by an applicable CSO) and acknowledges that Shire does not, and shall have no obligation to maintain such insurances, all of which (as between Impax and Shire) shall be Impax’s sole responsibility.

5.9	No Participation in Shire Benefit Plans. Impax acknowledges and agrees that the Sales Force members are not, and are not intended to be or be treated as, employees of Shire and that no such individual is, or is intended to be, eligible to participate in any benefits programs or in any Shire “employee benefit plans,” (as defined in Section 3(3) of ERISA) (“Shire Benefits Plan”). As between Impax and Shire, all matters of compensation, benefits and other terms of employment for any Sales Force member shall be the sole responsibility of Impax, including without limitation, the payment of all compensation and benefits under any such Impax employee benefit plan and under the Incentive Compensation Plan.

5.10	No Shire Liability. Shire shall have no responsibility to Impax or any Sales Force member for any compensation, expense reimbursements or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related or withholding taxes, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and workers compensation contributions or benefits) that may be imposed upon or be related to the performance by Impax or any Sales Force member of the obligations under this Agreement, all of which (as between Impax and Shire) shall be the sole responsibility of Impax, even if it is subsequently determined by any court, the IRS or any other Regulatory Authority that such individual may be a common law employee of Shire.

5.11	Indemnification for Employee Reclassification. Impax shall indemnify, defend, and hold harmless Shire and its Affiliates and their respective directors, officers, employees and contractors (each of the foregoing, a “Shire Party”) from and against any damages, liability, loss and costs, including but not limited to attorneys fees (collectively, “Liability”), that may be paid or payable by any such Shire Party resulting from any claim or other cause of action asserted by any Sales Force member, CSO or any other Third Party (including without limitation federal, state or local Regulatory Authorities) and based on or with respect to:
(a)	costs, damages and losses that Shire may incur resulting from any claims for benefits that any Sales Force member may make under or with respect to any Shire Benefits Plan;

(b)	any payment or obligation to make a payment to any Sales Force member relating in any way to any compensation, benefits of any type under any employee benefit plan (as such term is defined Section 3(3) of ERISA), or any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by Shire, even if it is subsequently determined by any court, the IRS or any other Regulatory Authority that any Sales Force member may be a common law or de facto employee of a Shire Party;

(c)	the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of Impax, CSO or any Sales Force member with respect to which Impax, CSO or any Sales Force member may be responsible hereunder or pursuant to applicable Law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other Regulatory Authority that any Sales Force member may be a common law or dc facto employee of a Shire Party;

(d)	failure of Impax to withhold or pay required taxes or failure to file required forms with regard to compensation paid to Impax by Shire and compensation and benefits paid or extended by Impax or CSO to the Sales Force; or

(e)	any other liabilities which may arise as a result of a court, tribunal or other Regulatory Authority determination that any Sales Force member is a common law or de facto employee of any Shire Party or any other co-employment relationship is determined.
Article 6
CONTACT PERSONS AND OVERSIGHT COMMITTEE
6.1	Oversight Committee. Within 30 days after the Effective Date of this Agreement, the Parties shall create an Oversight Committee comprising three representatives from each Party to oversee the performance of the Services. Each Party may designate and change its representatives upon written notice to the other Party. Each Party shall also identify its Principal Contact on the Oversight Committee for exchanging information and communicating its position regarding the day-to-day implementation and management of the obligations under this Agreement.
6.2	Oversight Committee Meetings. The Oversight Committee shall meet not less than once each Quarter unless otherwise agreed by the Parties. Meeting locations shall alternate between the offices of each Party, or as otherwise agreed by the Parties, and may also be conducted using telephonic or electronic means whereby each committee member in attendance is able to hear the others and view materials which are the subject of discussion. Each Party shall bear the costs and expenses of its designated members incurred in connection with the Oversight Committee meetings.

6.3	Oversight Committee Duties. The Oversight Committee shall be responsible for the following:
(a)	designing and implementing programs to encourage and improve cooperation between Shire and Impax with respect to maximizing sales of the Shire Product;

(b)	reviewing the implementation of the Call Plan (developed by Shire) and the associated call frequency; and

(c)	such other matters as the Parties agree from time to time.
6.4	Shire Approval. Notwithstanding anything contained in this Agreement, Shire shall have the sole right to make final decisions relating to any advertising, marketing material or promotion material, brand strategy and messaging relating to the Shire Product.

6.5	Senior Management. The SVP of Sales and Marketing of Impax and the EVP of Sales & Marketing North America of Shire, or their designees, shall meet on an annual basis, at a place and time to be agreed by the Parties, to discuss overall performance and strategy for the promotional activities performed hereunder.
Article 7
PAYMENTS
7.1	Consideration. In consideration of the performance of the Services, Shire shall pay Impax the Fees and other amounts payable to Impax as further described on Schedule 5. Impax shall provide Shire with an invoice each Quarter for the Fees and other amounts payable in accordance with Schedule 5. The invoice shall set out a short description of the Services provided and the amount due in respect of the Services. Impax shall pay to Shire any amounts that may be due with respect to Shortfall PDEs (if Shire does not elect a credit) as further described in Schedule 5.

7.2	Payment. Shire shall pay the amounts due under the relevant invoice within thirty (30) days after the date of receipt of the invoice. Upon request from Shire, Impax shall provide detailed documentary support for invoices submitted and Impax’s provision of such detailed documents shall not be treated as a Non-Standard Report. Impax shall maintain its records in accordance with GAAP. In the event of a dispute over any payment or portion of any payment for the provision of Services under this Agreement, the Parties shall use commercially reasonable efforts to resolve such dispute as soon as commercially practicable after either Party provides notice to the other Party of such dispute. In the event Impax is required to pay Shire any amounts with respect to Shortfall PDEs, such amounts shall be due (if Shire does not elect a credit) within thirty (30) days after the expiration of the second Quarter following the applicable first or second Services Year, or the expiration of the final Services Year, as the case may be and as further described in Schedule 5. Shire shall pay to Impax within five (5) days following the effective date of an agreement between Impax and a CSO, as provided in Section 5.1, an amount equal to the implementation fees payable to the CSO, as well as other start-up fees that Impax may incur on its own, such as fees to recruit management, fees to purchase data necessary for territory alignment, and other reasonable fees incurred in the cost of implementing the Sales Force (collectively, referred to as the “Advance Fees”); provided, however, that Advance Fees are payable only to the extent that they are related to Impax’s promotion of the Shire Product. The Advance Fees that Shire shall pay to Impax cannot exceed $XXXXX and can only be paid with respect to the first agreement that Impax enters into with a CSO. Shire shall recoup all Advance Fees paid to Impax on a prorated basis over the next two (2) Quarters of the Agreement, via a credit against amounts otherwise payable to Impax under this Section 7.2.
7.3	Electronic Funds Transfer (EFT). All payments due under this Agreement shall be made by EFT (automated clearing house) in the United States dollars and shall be delivered to the applicable Party’s bank account as designated in writing to the other Party.
Article 8
REPORTS AND AUDIT
8.1	Shire Reports. Shire shall provide to Impax a written report(s) identifying the retail prescriptions for the Shire Product in the Territory for each Sales Force member, as determined by the Exponent Data issued by IMS, and the NPA data issued by IMS for the Shire Product in the Territory, in each case for the previous Quarter and as soon as practicable after Shire’s receipt of the corresponding information from IMS.

8.2	Impax Reports. Impax shall provide Shire with monthly raw data extracts of Call activity, Call data and attendance information in a form to be agreed between the Parties. In addition, Impax shall provide Shire within ten (10) days after the end of each month, a Sample delivery report for the prior month and the number and date of promotional program activities for the Shire Product for the relevant month.

8.3	Reports. The Parties shall maintain and preserve records and audit trails sufficient to confirm the information contained in such reports. Any reports prepared pursuant to this Section 8 shall be accurate and contain detail to the reasonable satisfaction of the Party receiving it.

8.4	Maintenance of Records. During the Term, and for a period of three (3) years thereafter, Impax shall, and shall procure that its Affiliates shall, keep at either its normal place of business (or at an off-site storage facility), detailed, accurate and up to date:

(a)	records and books of account sufficient to confirm the calculation of the Fees and to identify any pass through costs and expenses; and

(b)	information and data contained in any reports provided to the other Party in connection with this Agreement.
8.5	Inspection. During the Term, and for a period of three (3) years thereafter, on no less than five (5) Business Days notice from Shire, Impax shall make all such records, books of account, information and data (concerning this Agreement) available for inspection during normal business hours by Shire (or its nominee) for the purpose of general review or audit (but not more than once in any calendar year). Upon reasonable belief of discrepancy or dispute, Shire’s external auditors shall be entitled to take copies or extracts from such records, books of account, information and data (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit provided the external auditor signs a confidentiality agreement with Impax providing that such records, books of account, information and data shall be treated as confidential information which may be disclosed to Shire.

8.6	Inspection Costs. Shire shall be solely responsible for its costs in making any such review and audit, unless Shire identifies a discrepancy in the Fee or the costs and expenses paid by Shire under this Agreement in any calendar year from those properly payable for that calendar year of five percent (5%) or greater, in which event Impax shall be solely responsible for the cost of such review and audit and refund Shire any overpayment. All information disclosed by Impax or its Affiliates pursuant to this Article 8 shall be deemed Confidential Information.
Article 9
SAMPLING
9.1	Sample Supply. Subject to Section 3.2 of this Agreement, Shire shall determine the sampling strategy (including determining which Call Plan Physicians are to receive samples) for, and Shire shall be responsible for providing Impax with samples of, the Shire Product for distribution in connection with performing the Services. Shire shall, in advance of each Shire Product shipment, inform Impax of the Shire Product lot numbers being shipped. The timing of such shipments and the quantities to be allocated to each Sales Force member shall be coordinated by Impax and in accordance with the sampling strategy developed by Shire.

9.2	Sample Storage. Impax represents and warrants that it and each member of the Sales Force have the necessary, secure and proper environment for the storage of samples of the Shire Product.

9.3	Use of Samples. Impax shall procure, either itself or through CSO, that the Sales Force shall:
(a)	only use samples of the Shire Product for sampling purposes directly in connection with the provision of the Services; and

(b)	not resell, repackage, modify, deconstruct, reverse engineer or otherwise use samples of the Shire Product or its packaging in any other manner.
9.4	Records; Compliance; Reports. Impax shall itself, or through CSO, employ a program, including record keeping, for handling, storing, distributing and using samples of the Shire Product which shall comply with all applicable Law. Upon receipt of any shipment of samples of the Shire Product, Impax shall assume all risk in relation to such samples, including without limitation, responsibility for distributing, storing and using such samples in compliance with the PDMA and other applicable Laws. For purposes of complying with the foregoing, Shire designates Impax as an authorized distributor of samples of the Shire Product. During the Term and for a period of not less than three (3) years thereafter, on twenty-four (24) hours notice from Shire, Impax shall provide, or procure that its Affiliates provide, Shire (or its nominee) access to any records or reports relating to the receipt, storage or distribution of samples of the Shire Product. In an emergency, including without limitation, a suspected loss or diversion of samples of Shire Product, Impax shall use its best efforts to provide Shire (or its nominee) immediate access to any records or reports relating to the receipt, storage or distribution of samples of the Shire Product. In the event that Impax or CSO discovers the loss of any samples of Shire Product, Impax shall within twenty-four (24) hours, report such loss to the appropriate Shire representative. Shire shall then be responsible for reporting the theft or loss to the appropriate Regulatory Authority.

9.5	Shire Product Sample Training. The Parties recognize that a sampling program for the Shire Product will require incremental training in accountability for samples of Shire Product. Shire shall provide all Sales Force members and other personnel associated with the Shire Product with appropriate training in relation to the use, handling and storage of samples of the Shire Product in compliance with the PDMA and all other applicable Laws. Impax shall consult with Shire to ensure that the Sales Force members use sample report forms for the Shire Product that are acceptable to Shire and that such training is no less rigorous than the policies and procedures followed by Shire’s own employees.

9.6	Electronic Records. Impax represents and warrants that:
(a)	it has sufficient protocols, policies and procedures to satisfy the requirements associated with the electronic records and signatures rule, as set forth in 21 Code of Federal Regulations Part 11 (“Part 11”); and

(b)	its hardware, software, procedures and documentation consistently meets FDA electronic records and electronic signatures criteria, including but not limited to the following:
(i)	functionality that provides security, audit trails, record display and printout, operational, authority and device checks;

(ii)	staff training and qualifications regarding understanding the requirements of the pertinent FDA regulations; and

(iii)	system or equipment qualification/validation to meet FDA requirements procedures and other applicable controls.
9.7	Validation of System. The Parties understand and agree that Impax shall deliver a fully Validated System to Shire in connection with the provision of the Services. For purposes of this Section, “Validation System” shall mean in compliance with regulatory requirements including 21 C.F.R. Parts 11 and 203. If revalidation of the system is required due to modifications or changes made or requested by any Regulatory Authority, such revalidation costs incurred by Impax shall be borne by Impax.

9.8	No Other Obligations. The Parties shall have no other obligations to each other with respect to samples of the Shire Product other than those obligations set forth in this Agreement.
Article 10
COMPLIANCE
10.1	Compliance with Laws. Each Party shall:
(a)	maintain in full force and effect all necessary licenses, permits, approvals (or waivers) and authorizations required by Law to carry out its respective obligations under this Agreement; and

(b)	comply with all applicable Laws, including without limitation, any requirements of any product license relevant to the Shire Product. Impax and Shire shall each be solely responsible for compliance with those Laws relating to the activities conducted by or on its behalf under this Agreement (including, without limitation, those Laws that apply to documentation and records retention relating to the distribution and use of the Shire Product samples).
10.2	No Kickback. Impax shall not, and shall procure that any CSO and the Sales Force members shall not, directly or indirectly, pay, offer or authorize payment of anything of value (either in the form of compensation, gift, contribution or otherwise) to any person or entity in a position to order, recommend or purchase the Shire Product contrary to any Law.

10.3	Cooperation. The Parties shall cooperate with one another with the goal of ensuring full compliance with Laws.

10.4	No Inconsistent Warranties.

Impax shall not, and shall ensure that the Sales Force members shall not, directly or indirectly, make any representations or warranties relating to the Shire Product that conflict, or are inconsistent with the NDA, applicable Law or the FDA approved label for the Shire Product.

10.5	Compliance and Investigations. Impax covenants and warrants that:

(a)	each Sales Force member shall promote, market and sell the Shire Product in accordance with all applicable Laws, including but not limited to the OIG Guidance and the PhRMA Code;

(b)	there are no pending or threatened investigations or enforcement actions by any Regulatory Authorities against it or its Affiliates in which it is alleged or under investigation that Impax or its Affiliates has engaged in any fraudulent or unlawful activity; and

(c)	it and its Affiliates have policies and procedures that address Regulatory Authority inspections of any kind, including a “for-cause-audit”.
10.6	Future Investigations. Upon being contacted by any Regulatory Authority in connection with any general inspection of any kind or in relation to the Shire Product, (including periodic random or for-cause audits or investigations of either Party, its Affiliate’s or any CSO or the Sales Force activity relating to Shire Product), Impax and Shire shall, and shall procure that each of its Affiliates and any CSO shall:
(a)	immediately inform the other Party of the nature of the inspection or audit and the circumstances surrounding such inspection or audit;

(b)	periodically update the other Party on the status of the inspection or audit;

(c)	promptly respond to the Regulatory Authority to the extent necessary to comply with its obligations under applicable Law after consultation with legal counsel and the other Party; and

(d)	cooperate in good faith with any Regulatory Authority inspections, provided that, the foregoing shall not be construed to prevent a Party in any way from complying with its obligations under any applicable Law.

10.7	Bioterrorism Act. Impax shall, and shall procure that its Sales Force and CSO shall, adhere to the requirements of the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the Bioterrorism Act) as amended from time to time.
Article 11
INTELLECTUAL PROPERTY
11.1	Intellectual Property Rights. Nothing in this Agreement shall affect the ownership of any Intellectual Property Rights existing at the date of this Agreement or generated outside the Services which one Party agrees to make available to the other in the course of the Services. Except for any Intellectual Property Rights that relate exclusively to the Impax Product, all right, title and interest in any Intellectual Property Rights created, generated or arising in connection with the provision of the Services shall vest in Shire. Impax shall execute and cause to be executed any document prepared by or on behalf of Shire, and take such further actions or cause such further actions to be taken (all at

Shire’s sole cost and expense), as are reasonably necessary to vest ownership of any such Intellectual Property Rights in Shire.
11.2	Trademark. Shire hereby grants Impax a limited, non-exclusive license (without the right to sub-license) to use the Trademark in relation to the sale, promotion and marketing of the Shire Product in the Territory for the Services Term (including use of the Trademark for production by Third Party vendors of business cards, name tags, training materials and meeting planners). In addition, upon receipt of prior written approval from Shire, Impax may authorize any CSO approved in accordance with this Agreement (in addition to the Third Party vendors set forth in the preceding sentence) to use the Trademark, in relation to the sale, promotion and marketing of the Shire Product and in accordance with the terms of this Agreement. Impax shall:
(a)	use the Trademark only in a manner which conforms to the reasonable directions and standards notified to it (in writing) by Shire from time to time;

(b)	market the Shire Product throughout the Territory under the Trademark;

(c)	not use, register or attempt to register any trade marks, company, business or trading names or domain names which are identical or similar to (or which incorporate) any of the Trademarks, any aspect of them, or any other trademarks or trade names used by Shire, without Shire’s prior written consent;

(d)	not do anything which could, in Shire’s reasonable opinion, bring the Trademark or Shire into disrepute or which could otherwise damage the goodwill attaching to the Trademark or any other trademarks or trade names of Shire; or

(e)	not use the Trademark in a manner which could, in Shire’s reasonable opinion, result in any of them becoming generic or in Shire’s rights in them becoming diluted, or which could otherwise prejudice or invalidate any registration or application for registration of any of the Trademark anywhere in the world.
11.3	Rights in the Trademark. Impax acknowledges that:
(a)	it shall not acquire, nor claim, any right, title or interest in or to the Trademark or the goodwill attaching to them by virtue of this Agreement or its use of the Trademark, other than the rights specifically granted to it under Section 11.2; and

(b)	all goodwill arising from use of the Trademarks by Impax or its Affiliates before, during or after the Term shall accrue and belong to Shire and Impax shall (and shall procure that its Affiliates shall), at Shire’s request and cost, promptly execute all documents required by Shire to confirm this.
11.4	Third Party Trademark Use. Impax shall promptly notify Shire if it or CSO becomes aware of the use of any mark by a Third Party that Impax or CSO considers a possible infringement, passing off, or misappropriation of the Trademark. Shire shall have the sole right and discretion to decide whether or not any action or proceeding shall be brought against such Third Party. In the event that Shire decides that an action should be taken against such Third Party, Shire shall take such action at its sole expense and in its own name. Impax agrees to cooperate with Shire, and to procure such cooperation from any CSO or Sales Force member, to the extent reasonably necessary to prosecute such action (and Shire shall pay all reasonable costs and fees of Impax associated therewith). Any damages recovered under such action shall be for the account of Shire.
11.5	Warranties. Shire and Impax each represent and warrant that:
(a)	it is a company duly organized and existing under the laws of Delaware and each has the power and authority to enter into this Agreement;

(b)	it has obtained all corporate authorizations required to empower it to enter into and perform its obligations under this Agreement;

(c)	this Agreement is valid and binding obligation enforceable against it in accordance with its terms and conditions;

(d)	it is not under any obligation to any person, contractual or otherwise, that conflicts with the terms of this Agreement;

(e)	the execution of this Agreement and the performance of its obligations hereunder are not, and will not be, in violation of or in conflict with any obligation it may have to any Third Party; and

(f)	it will maintain throughout the Services Term all permits, licenses, registrations and other forms of governmental authorization and approval required in order to perform its obligations under this Agreement.
11.6	Shire covenants and warrants that, to Shire’s knowledge upon due investigation, the manufacture, use or sale of the Shire Product in the Territory pursuant to this Agreement does not infringe, misappropriate or otherwise conflict with any intellectual property rights of any Third Party.

11.7	Limitation of Warranty. Except for the warranties, obligations and undertakings of each of the Parties set forth in this Agreement, no warranty, condition, term, undertaking or representation (express or implied, statutory or otherwise) is given by one Party to the other in respect of the Trademark, the Shire Product or the Impax Product; such warranties, conditions, terms, undertakings and representations are to the extent permitted by law expressly excluded.
Article 12
CONFIDENTIALITY
12.1	Confidentiality Obligation. Each Party shall keep and maintain as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that such Confidential Information is:

(a)	at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;

(b)	after disclosure by one Party to the other becomes part of the public domain, other than by breach of any obligation of confidentiality;

(c)	information which the receiving Party can establish by documentary evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or

(d)	received from a Third Party who was lawfully entitled to disclose such information.
12.2	Exceptions. Notwithstanding Section 12.1, the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a governmental authority, provided that, the disclosure is limited to the extent ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.

12.3	Expiration of Confidentiality. The confidentiality obligation contained in this Section 12 shall survive the termination or expiry of this Agreement.

12.4	Disclosure. If Impax is subpoenaed or otherwise requested by any person including, without limitation, any Regulatory Authority to give testimony or provide information which in any way relates to this Agreement, the Sales Force, the Shire Product or practices associated with the Shire Product, Impax shall give Shire prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until Shire has had a reasonable opportunity to contest the right of the requesting person to such disclosure. Impax shall provide Shire with all reasonable cooperation and generally make its employees available to give testimony or to provide reasonable assistance in connection with any lawsuits, claims, proceedings and investigations relating to this Agreement, the Sales Force members, the Shire Product or practices associated with the Shire Product.
Article 13
TERM AND TERMINATION
13.1	Term. This Agreement shall commence on the Effective Date and remain in effect for a period of five (5) years from the Detail Commencement Date (the “Term”) unless terminated pursuant to the other provisions of this Agreement. For clarification purposes, expiration of the Services Term shall be distinct and separate from the expiration of the Term.

13.2	Termination. Either Party shall be entitled to terminate this Agreement by written notice to the other if:

(a)	the other Party commits a material breach of this Agreement, and fails to remedy it within sixty (60) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section; or

(b)	an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party’s affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party’s assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.
13.3	Termination by Shire. Shire may terminate this Agreement upon forty-five (45) days’ prior written notice, in the event of Change of Control of Impax to a Shire Competitor.

13.4	Effect of Termination. In the event of expiry or termination of this Agreement for any reason, Impax shall:
(a)	immediately cease to use the Trademark and cease to provide, or procure the provision of the Services; and

(b)	promptly return to Shire all Confidential Information of Shire provided to Impax and samples of the Shire Product provided to Impax or its Affiliates during the Term.
In the event of expiry or termination of this Agreement for any reason, Shire shall promptly return to Impax all Confidential Information of Impax provided to Shire or its Affiliates during the Term.
13.5	Payments on Termination. On termination of this Agreement by either Party for any reason, Shire shall pay Impax all Fees and expenses through the actual date of termination.

13.6	Liability on Termination. The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

13.7	Surviving Sections. The provisions of Sections 5.10, 5.11, 8.4, 8.5, 8.6, 9.4, 11.1 and 11.3, and Articles 12, 13, 15, 16 and 20 shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this Agreement for any reason. In addition, the provisions of Sections 7.1 and 7.2 shall survive the expiry or termination of this Agreement solely to the extent of any amounts owing under this Agreement and which have not been paid as of such expiration or termination.
Article 14
DISPUTE RESOLUTION
14.1	Preliminary Processes. If there is a disagreement between the Parties as to the interpretation of this Agreement or in relation to any aspect of the performance by either Party of its obligations under this Agreement, the Oversight Committee shall, within ten (10) Business Days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.

14.2	Escalation of Dispute. If resolution of the disagreement does not occur within five (5) Business Days after such meeting, the matter shall be escalated for determination by the SVP of Sales and Marketing of Impax and the EVP Sales & Marketing North America of Shire for resolution, who may resolve the matter themselves or jointly appoint a mediator or independent expert to do so.

14.3	Equitable Relief. Nothing in this Article 14 restricts either Party’s freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right.
Article 15
INDEMNIFICATION
15.1	Impax Indemnity. Impax shall defend, indemnify and hold harmless each Shire Party from and against any and all claims, actions, demands, losses, damages, costs and reasonable expenses (including reasonable legal, counsel and expert fees) (“Impax Liability”) arising from or in connection with:
(a)	any Third Party claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action (“Claim”):
(i)	resulting from any negligent or willful acts of any Impax Party in connection with the performance of the Services; or

(ii)	arising from either Party’s use of Impax’s Intellectual Property Rights in a manner consistent with the provisions set forth in this Agreement;
(b)	the breach by Impax of any of its representations or warranties contained in this Agreement; or

(c)	any misuse by an Impax Party of the Trademark, Shire’s company name or logo;
except, in each case, to the extent that the Impax Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a Shire Party.

15.2	Shire Indemnity. Shire shall defend, indemnify and hold harmless each of Impax and its Affiliates, and their respective directors, officers, employees and contractors (“Impax Party”) from and against any and all claims, actions, demands, losses, damages, costs and reasonable expenses (including reasonable legal, counsel and expert fees) (“Shire Liability”) arising from or in connection with:
(a)	any Claim:
(i)	resulting from any negligent or willful acts of any Shire Party in connection with the performance of its obligations under this Agreement;

(ii)	arising from either Party’s use of Shire’s Intellectual Property Rights relating to the Shire Product in a manner consistent with the provisions set forth in this Agreement;

(iii)	resulting from Shire’s manufacture of the Shire Product; or

(iv)	resulting from Shire’s advertising and promotional materials and activities;
(b)	the breach by Shire of any of its representations or warranties contained in this Agreement; or

(c)	any misuse by a Shire Party of Impax’s company name or logo;
except, in each case, to the extent that the Shire Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of an Impax Party.
15.3	Control of Proceedings. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal the Indemnified Party’s interests are in any way adversely affected.

15.4	No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any Impax Liability or Shire Liability (as the case may be), or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.

15.5	Claim Information. Each Party shall promptly:
(a)	inform the other by written notice of any actual or threatened Claim to which Sections 15.1 or 15.2 apply;

(b)	provide to the other Party copies of all papers and official documents received in respect of any such Claim; and

(c)	cooperate as reasonably requested by the other Party in the defense of any such Claim.
15.6	Contributory Negligence. If any Shire Liability or Impax Liability is caused by the negligence of both Shire and Impax, the apportionment of liability shall be shared between Shire and Impax based upon the comparative degree of each Party’s negligence and each Party shall be responsible for its own defense and its own costs including, but not limited to, the cost of defense attorneys’ fees and witnesses’ fees and expenses incident thereto.

15.7	Limitation of Liability. Except as may be included in a Claim under Section 16.1 or 16.2, in no event shall either Party or their respective Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage based on contract, tort or any other legal theory arising out of this Agreement.
Article 16
INSURANCE
16.1	Insurance. Each Party shall maintain, at its own cost, general commercial liability insurance (including comprehensive product liability) in such amount as Shire and Impax respectively, customarily maintain with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities but in any event not less than $10,000,000 per occurrence and $10,000,000 in the aggregate. In the event the insurance policy obtained by a Party is a “claims made” policy (as opposed to an “occurrence” policy), such Party shall obtain comparable insurance for not less than 6 (six) years following the expiry or termination of this Agreement.

16.2	Notice. Each Party shall provide thirty (30) days prior written notice to the other of cancellation or material change in the coverage before such cancellation or change takes effect and shall provide the other Party evidence of such insurance upon written request.
Article 17
FORCE MAJEURE
17.1	Force Majeure. Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. Subject to Section 17.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

17.2	Continued Force Majeure. If any Force Majeure continues unabated for a period of at least ninety (90) days, the Parties shall meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.

Article 18
NOTICES
18.1	Notice. Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, by fax transmission or e-mail to the address of the receiving Party as set out in Section 18.2 below unless a different address or fax number has been notified to the other in writing for this purpose.

18.2	Receipt of Notice. Each such notice or document shall:
(a)	if sent by hand, be deemed to have been given when delivered at the relevant address;

(b)	if sent by prepaid mail, be deemed to have been given five (5) days after posting; or

(c)	if sent by fax or email transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax or email transmission shall have been sent by prepaid mail within twenty-four (24) hours of such transmission.
18.3	Address for Notice. The address for services of notices and other documents on the Parties shall be:

To Shire	To Impax

Address:	Address:
Shire US, Inc. 725 Chesterbrook Blvd. Wayne, PA 19087 United States of America	Impax Laboratories, Inc. 121 New Britain Blvd. Chalfont, PA 94544 United States of America

Attention: Associate General	Attention: Senior Vice President
Counsel, North America	Sales and Marketing
Fax: 484-595-8163	Fax: 215-933-0333
Copy To: Shire Legal Department	Copy To:
Fax: 1-484-595-8674	Fax:
Article 19
ASSIGNMENT
19.1	Assignment. Impax shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Shire, such consent not to be unreasonably withheld, delayed or conditioned.

Article 20
GENERAL PROVISIONS
20.1	Relationship. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Shire and Impax. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.

20.2	No Third Party Benefit. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

20.3	Public Announcements. The form and content of any public announcement to be made by one Party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld, delayed or conditioned), except as may be required by applicable law, in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure.

20.4	Further Assurances. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

20.5	Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

20.6	Entire Agreement. This Agreement together with the Schedules attached hereto and the Safety Agreement sets out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement. It is agreed that:
(a)	neither Party has entered into this Agreement or the Safety Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement or the Safety Agreement;

(b)	neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in this Agreement or the Safety Agreement; and

(c)	this Section 20.6 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

20.7	Construction. Nothing in this Agreement shall operate to:
(a)	exclude any provision implied into this Agreement by law and which may not be excluded by law; or

(b)	limit or exclude any liability, right or remedy to a greater extent than is permissible under law.
20.8	Variation. No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties.

20.9	Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

20.10	Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

20.11	Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

20.12	Counterparts. This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

20.13	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws in effect in the Commonwealth of Pennsylvania (without reference to any principles regarding conflicts of law) and any action brought by either Party shall be filed in the state or federal courts located in the Commonwealth of Pennsylvania.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first stated above.

SHIRE US INC.
/s/ Matthew W. Emmens
Name:	Matthew W. Emmens
Title:	CEO

IMPAX LABORATORIES, INC.
/s/ Barry R. Edwards
Name:	Barry R. Edwards
Title	CEO

Schedule I
Agreement Definitions
In this Agreement:
“Act” means United States Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.
“Affiliates” means any firm, person or company which controls, is controlled by or is under common control with a Party to this Agreement and for the purpose of this definition the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person or company, whether through the ownership of voting securities, by contract or otherwise or the ownership either directly or indirectly of more than fifty percent (50%) of the voting securities of such firm, person or company.
“Agreement” means this agreement, together with its Schedules as the same may be amended from time to time.
“Business Day” means any day other than Saturday or a Sunday on which the Banks in New York are open for business.
“Call” means a face-to-face meeting with one or more Call Plan Physicians in an individual, group practice or clinical setting, between a Sales Force member during which a Detail for the Shire Product is made to a Call Plan Physician on the Call Plan and, if applicable, Shire Product samples are offered in conformity with the Shire Product’s sampling strategy set out in Schedule 3.
“Call List” means the entire group of Call Plan Physicians.
“Call Plan Physician” means a physician who is eligible to receive a Detail and who is on the Call List, as designated on Schedule 3.
“Call Plan” means the plan to Call the list of physicians and hospitals and the associated call frequency for each such physician as set out in Schedule 3.
“Change of Control” means a transaction or series of related transactions, which result directly or indirectly in the change of:
(a)	control of more than half of the voting power of the issued share capital of Impax; or

(b)	control of more than half of the issued share capital (excluding any part thereof which carries no right to participate beyond a specified amount in the distribution of either profit or capital) of Impax; or

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(c)	control of the power to direct or cause the direction of the management and policies of Impax, by virtue of any power conferred under the articles of association or other documents relating to Impax.
“Claim” has the meaning given to it in Section 15.1(a).
“Competing Product” means any product that contains carbamazepine as its sole active ingredient.
“Compliance Training” has the meaning given to it in Section 4.3.
“Confidential Information” means any scientific, technical, formulation, process, manufacturing, clinical, non-clinical, regulatory, marketing, financial or commercial information or data relating to the business, projects, employees (including name, address and phone number, unless such employee is converted pursuant to Article 10) or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with this Agreement.
“Contract Year” means the first twelve (12) month period commencing on the Detail Commencement Date and each of the four following twelve (12) month periods commencing on the anniversary of the Detail Commencement Date.
“CSO” means any contract sales organization retained by Impax to provide Services.
“Deployment” means the date the Sales Force commences Calls in relation to the Shire Product.
“Detail” means either a Primary Position Detail or a Secondary Position Detail.
“Detail Commencement Date” has the meaning given to it in Section 4.2.
“Effective Date” means the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Extension Period” has the meaning given to it in Schedule 3.
“FDA” means Food and Drug Administration of the United States of America and any successor thereto.
“Fees” means the fees to be paid by Shire to Impax each Quarter for the performance of the Services as set out in Schedule 5.
“Force Majeure” means any circumstances reasonably beyond a Party’s control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with the Shire Product, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property.
“GAAP” means U.S. Generally Accepted Accounting Principles, consistently applied.

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“Generic Product” means a product that consists of an active ingredient that is the active ingredient in the Shire Product, and which is submitted to the FDA for regulatory approval through an abbreviated NDA that references the NDA for the Shire Product and is approved by the FDA as being bioequivalent to and substitutable for the Shire Product.
“Impax Liability” has the meaning given to it in Section 15.1.
“Impax Party” has the meaning given to it in Section 15.2.
“Impax Product” means all formulations and dosages of VADOVA® (carbidopa/levadopa), subject to approval by the FDA.
“IMS” means the International Marketing Services Prescription Reporting Service, or such other prescription reporting service to which Impax and Shire may mutually agree to in writing.
“Incentive Compensation Plan” means a plan for providing incentive compensation to the Sales Force members for sales of the Shire Product, such plan to contain terms and conditions as are customary for sales representatives in the pharmaceutical industry.
“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
“IRS” means the Internal Revenue Service of the United States of America and any successor thereto.
“Law” means any laws, rules, and regulations, including any statutes, rules, regulations, guidelines, or other requirements that may be in effect from time to time and apply to the development, manufacture, registration, or marketing of the Shire Product in the Territory.
“NDA” means a New Drug Application and all supplements filed with the FDA, including all documents, data and other information concerning the Shire Product which are necessary for, or included in, a product approval to market the Shire Product in the United States of America, as more fully defined in the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, as in effect from time to time.
“New Hires” has the meaning given to it in Section 4.3.
“Oversight Committee” has the meaning given to it in Section 6.1.
“Party” means either Impax or Shire (as applicable) and “Parties” means both Impax and Shire.
“PDMA” means the Prescription Drug Marketing Act 1987.

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“Primary Position Detail” means the meaningful presentation of the Shire Product to a Call Plan Physician by a Sales Force member in which the Shire Product is the first Detail of the Call and receives a majority of the time and focus of the Call.
“Principal Contact” has the meaning given to it in Section 6.1.
“Quarter” means the first three month period commencing on the Detail Commencement Date and each following three (3) month period during the remainder of the Term.
“Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the FDA.
“Sales Force” means the sales representatives, each being the full time employees of Impax or independent contractors engaged by Impax and each dedicated to the provision of the Services.
“Secondary Position Detail” means the meaningful presentation of the Shire Product to a Call Plan Physician by a Sales Force member in which the Shire Product is presented immediately after the presentation of the product that receives the majority of the time and focus of the Call.
“Selling Skills Training Module” means the training module provided by Shire to Impax to utilize and to train the Sales Force.
“Services” means the marketing and promotion services for the Shire Product to be provided by Impax to Shire through the Sales Force as set forth on Schedule 4, and in accordance with the Call Plan.
“Services Term” means the period commencing upon the Effective Date of this Agreement until the third anniversary of the Detail Commencement Date, subject to extension at the election of Impax in accordance with Section 4.2.
“Services Year” means the first twelve (12) month period commencing on the Detail Commencement Date and each of the two following twelve (12) month periods commencing on the anniversary of the Detail Commencement Date.
“Shire Benefits Plan” has the meaning given to it in Section 5.10.
“Shire Competitor” any company involved in the development, distribution or sale of pharmaceutical products for the treatment of epilepsy and has annual sales of at least $100 million.
“Shire Materials” means any promotional, sales, marketing, training and educational materials for the Shire Product in written, electronic or other form, to be used in connection with Services.
“Shire Liability” has the meaning given to it in Section 15.2.

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“Shire Party” has the meaning given to it in Section 5.11.
“Shire Product” means all formulations and dosages of CARBATROL® (carbamazepine) approved by the FDA, but excluding EQUETRO®.
“Term” has the meaning given to it in Section 13.1.
“Territory” means the United States of America but excluding Puerto Rico and other U.S. territories and possessions.
“Third Party” means any person or entity who or which are neither a Party nor an Affiliate of a Party.
“Trademark” means U.S. Trademark Registration No. 1,975,246 for “CARBATROL”.

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Schedule 2
Form of Sales Force Agreement
EMPLOYMENT POLICIES AGREEMENT
This Employment Policies Agreement (“Agreement”) is made by and between Impax Laboratories, Inc., a Delaware corporation with its principal place of business at 30831 Huntwood Avenue, Hayward, CA 94544 (hereinafter “Employer”) [or CSO] and                                                                                    (employee’s name), (hereinafter “I” or “me”), to be effective as of                                          (date of receipt):
1.0 CONFIDENTIAL INFORMATION AND COMPANY PROPERTY
     1.1 Confidential Information.
     I acknowledge that Employer and its parents, subsidiaries, divisions and affiliates, as well as majority-owned companies of such subsidiaries, divisions and affiliates, and their respective predecessors and successors (hereinafter collectively, “Company”) possess certain Confidential Information which has been and may be revealed to or learned by me during my employment with Company. I acknowledge that the term “Confidential Information” includes all information that has or could have commercial value or other utility relating to the Company’s Business and/or that of its clients or the unauthorized disclosure of which could be detrimental to the interests of the Company and/or its clients, whether or not such information is specifically identified as Confidential Information by Company.
     1.2 Company Business.
     I acknowledge that Company’s Business includes any or all of the following: (i) providing sales and marketing representatives on a contract basis to organizations in the pharmaceutical and/or healthcare industry; and (ii) such other businesses as Company may enter or make preparation to enter subsequent to the date that this Agreement is executed.
     1.3 Examples of Confidential Information.
     By way of example and not limitation, Confidential Information includes any and all information, whether or not meeting the legal definition of a trade secret, concerning Company’s: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) information concerning the directors, officers, employees, and agents of the Company; (iii) client, vendor and supplier lists; (iv) client, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (v) promotions, operations, sales, marketing, and research and development; (vi) business operations, internal structures and financial affairs; (vii) systems and procedures; (viii) pricing structure of Company’s services and products; (ix) proposed services and products; and (x) contracts with other parties. I specifically acknowledge that Confidential Information includes all of the information defined above belonging or relating to clients of the Company. Confidential Information does not include information that has become widely known to the public, except where that information has become known through the improper disclosure by me. Notwithstanding anything to the contrary

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in this Agreement, however, Confidential Information includes any and all information that Company is obligated to maintain as confidential.
     1.4 Patient Information as Confidential Information.
I expressly agree and acknowledge that the following described information or data that I may obtain during the course of my employment for the Company are proprietary to the Company’s clients and maybe legally protected under applicable federal and state law, shall be held by me in strict confidence and, accordingly, shall not be disclosed by me to any other person or entity without the Company’s and the Company’s client’s prior written consent and authorization, and shall be treated as Confidential Information for purposes of this Agreement:
     (i) Information relating to the identity of any patient;
          Information relating to any services provided to any individual patient;
     (iii) Information relating to the diagnosis and treatment of any individual patient; and/or
     (iv) Information relating to any amounts charged to, or funds received from, any individual patient or any Third Party payer with respect to any services provided to such individual patients.
I understand that any unauthorized disclosure of individually identifiable patient information could be a violation of federal law, and could subject me to criminal penalties.
     1.5 Use of Confidential Information.
     During the term of my employment with Company and thereafter, I will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to or learned by me during the course of my employment with Company (regardless of the source of such information), unless such use or disclosure is both consistent with Company’s obligations and is for the sole purpose of carrying out my duties to Company.
     1.6 Protection and Return of Company Property.
     I acknowledge that Confidential Information is essential to Company’s Business and/or to the Company’s clients. I agree that I will not make any copies of Confidential Information or other Company property except as authorized by Company. I agree that at the end of my employment I will return to Company immediately any and all Company property and documents and other media containing Confidential Information (and all copies thereof) in my possession, custody or control. Company’s property includes but is not limited to all financial books, records, instruments and documents; customer lists; data; reports; programs; software; hardware; tapes; rolodexes; telephone and address books; call cards listings; credit and phone cards; programming; customer files and records; training materials, marketing materials and books and policy manuals; and any and all other instruments, computers and other equipment, products, literature, records and documents recorded or stored on any medium whatsoever relating or pertaining, directly or indirectly, to corporations, governmental entities and other

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persons and entities with whom Company has contractual relations, the services or products provided by Company, or Company’s Business or business affairs.
2.0 NON-SOLICITATION OF EMPLOYEES
     I agree that during the term of my employment and for a period of twelve (12) months thereafter, I shall not directly or indirectly induce any person associated with or employed by the Company or any of its clients to leave the employ of or terminate his or her association with the Company, or solicit the employment of any such person on either my behalf or on behalf of any other business entity.
3.0 COMPLIANCE WITH PHARMACEUTICAL LAWS
     I agree to perform my obligations as an employee of Company in compliance with all applicable Federal, State and local laws and regulations including without limitation, the Prescription Drug Marketing Act of 1987 (“PDMA”) and if my job includes using samples of pharmaceutical products of Company’s clients, to use and account for those samples as instructed by Employer and as required by law and regulation, including without limitation the PDMA and any applicable final and proposed FDA regulations.
4.0 ITEMS OF VALUE OFFERED TO HEALTHCARE PROFESSIONALS
     4.1. General.
     I understand that company and/or company client funds must never be allocated with strings attached, used as a “reward” for prescribing particular products or placing them on a formulary, or applied to cover operational expenses of healthcare professionals nor for the financial gain of those persons receiving the funding on the benefits of the funding.
     4.2 Expenditures on Healthcare Professionals.
     I acknowledge that expenditures, such as lavish entertainment, are not consistent with either professional ethics and applicable anti-kickback laws and regulations. Items of nominal value may be permissible as long as they are directly related to the healthcare professional activities of the healthcare professional involved and they have been previously approved for distribution by the Company in consultation with the relevant client. However, even an item related to patient care may be inappropriate because of its cost. Attached to this Agreement as Schedule A are some examples you have given me of permissible expenditures and of unacceptable expenditures. I understand that if I have any question with respect to a particular social event or gift, I should discuss this with my Manager.
     4.3 Government Healthcare Professionals.
     Federal government employees, including physicians at Veterans Administration hospitals, and many state employees may not accept an item of value of any kind from or on behalf of companies, such as the Company, whose products or services they use.
Federal, State and Private Restrictions.

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     Federal law and the laws of some states prohibit or severely restrict giving any items of value to healthcare professionals. In addition, PhRMA, the American Medical Association, some managed care organizations and some other private associations have adopted ethical rules and similar restrictions on healthcare professionals receiving items of value. I understand that I must be careful to observe all applicable limits. If I have any questions, I will consult with my Manager.
NO ALTERATION OF MARKETING MATERIALS
     I understand and agree that I am not permitted to make any change, abbreviation or other modification of or to any marketing materials provided to me concerning any pharmaceutical product or any medical device which I have been assigned to detail to healthcare professionals or otherwise to market. I further understand and agree that I may not use any marketing materials in connection with detailing or otherwise marketing any pharmaceutical product or medical device other than marketing materials provided to me by the Company. I acknowledge that any action of mine contrary to my agreements may be a violation of Federal and/or state law and may expose me to criminal sanctions and/or civil liability. If I have any question about any statement or omission in any marketing materials, I will promptly bring that question to the attention of my Manager.
6.0 ACCESS BY COMPANY TO EMPLOYEE COMMUNICATIONS AND WORK AREA
     I agree and consent that, during the term of my employment with Company and thereafter, Company may review, audit, intercept, access and disclose all messages created, received or sent over the electronic mail and internet access, or disclosure may occur during or after working hours. I further consent and agree that Company may, at any time, access and review the contents of all computers, computers disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations which are either on Company’s premises or which are owned or provided by Company.
7.0 INDEPENDENT FROM CLIENTS
     I agree that (i) I have no authority to act for or represent any client of Company in any way except as expressly authorized by Employer; (ii) I am not and shall not be deemed to be an employee or agent of any client of Company for any purpose (and I may not hold myself out as an agent of any client of Company), including federal, state and local tax purposes, and (iii) I am not eligible to participate in, and shall not be entitled to participate in, any pension, profit sharing or other “employee benefit plan” of any client of Company, as such term is defined in section 3(3) of ERISA, even if I am subsequently determined by any court, the Internal Revenue Service or any other governmental agency to be a common law employee of that client.
8.0 AT WILL EMPLOYMENT
     In consideration for my agreements here, Company agrees to extend an offer of at-will employment to me or to continue my at-will employment. My employment can be terminated with or without cause by me or by Company at any time. Nothing contained in this Agreement will limit or otherwise alter the foregoing, except that as additional consideration for entering

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into this Agreement, Company agrees to provide ten (10) days’ pay in lieu of notice unless such termination is for cause. If termination is for cause, no notice or pay in lieu of notice is required. Further consideration for this Agreement is provided by Company’s disclosure of such Confidential Information to me as is necessary for the performance of my duties.
9.0 INTERPRETATION OF AGREEMENT
     9.1 Continuation Obligations.
     Wherever this Agreement contemplates that I will have an obligation or restriction at or after the term of my employment with Company, I agree that that obligation or restriction will exist without regard to which party to the Agreement terminates the employment relationship, and without regard for the reason (or lack thereof) for the termination of the employment relationship.
     9.2 Entire Agreement.
     Employer and I agree that this Agreement constitutes the entire understanding and agreement of Company and me with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between Company and me.
     9.3 Severability.
     Company and I agree that if any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, such provision will be deemed severable and the remainder of this Agreement will remain valid and fully enforceable.
10.0 ENFORCEMENT OF AGREEMENT
     10.1 Breach Will Cause Irreparable Harm.
     I agree that if I engage in any activities prohibited by this Agreement or fail to take actions required by this Agreement, irreparable harm to Company will likely result, for which a remedy in the form of damages may not be adequate or otherwise ascertainable. Consequently, Company will be entitled to temporary, preliminary and permanent injunctive relief against me. This section will not limit any other legal or equitable remedies that Company may have against me for violations of these restrictions.
     10.2 Attorneys’ Fees.
     Company and I agree that, in any lawsuit for breach of this Agreement, the prevailing party will be entitled to recover its/his/her reasonable attorneys’ fees and costs, including expert witness fees, unless there is an express determination by the court that the nonprevailing party’s position was substantially justified.
11.0 GENERAL

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     11.1 Policies of Company Clients. I agree that I will promptly read any specific policy of a Client of the Company (including any amendment or restatement of that policy), which is provided to me in writing by the company. I will further promptly make certain that I understand the policy of the Company client, including asking any questions I might have about the meaning or scope of the policy. I will comply with each client policy to the extent it is more restrictive that what is provided in this Employment Policies Agreement, so long as such policies are given to me in writing by the Company in advance. I agree and understand that, if I fail to comply with a Client written policy given to me in a timely fashion, I may be subject to disciplinary action by the Company, including termination of employment.
     11.2 Successors and Assigns.
     Company and I agree that this Agreement will be binding upon and inure to the benefit of Company, its successors and assigns. This Agreement may be assigned in whole or in part by Employer to a successor to all or substantially all of the business or assets of Employer; or to any division or part of Employer; or to any subsidiary, affiliate or division; or to any entity which is majority-owned by Employer or its subsidiaries, divisions or affiliates.
     11.3 Waiver In Writing.
     Employer and I agree that any term or provision of this Agreement may only be amended or waived by a writing signed by an officer of Employer and by me. The failure of either party to enforce any of the provisions in this Agreement will not be construed to be a waiver of the right of that party to enforce such provision thereafter.
     11.4 Agreement Not Confidential.
     I agree that this Agreement is not confidential, and that Company may, during the term of my employment with Company and thereafter, provide copies of this Agreement to others, including persons or entities which may employ, do business with, or consider employing or doing business with me in the future.
     11.5 Employee Review; Right to Consult Counsel.
     By my signature below, I acknowledge that I (i) have had sufficient opportunity to read each provision of this Agreement and understand each provision, (ii) have had an opportunity to review the Agreement with legal counsel of my choice, (iii) am not under duress and (iv) am not relying on any representations or promises that are not set forth in the Agreement.

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Schedule 3
Call Plan
Subject to the provisions of Article III of Schedule 5 of this Agreement, Impax shall cause the Sales Force to perform at least XXXXX Primary Detail Equivalents (“PDEs”) during each Services Year. To the extent Impax elects to extend the Services Term beyond the scheduled expiration of the third Services Year to June 30, 2009 (the “Extension Period”), Impax shall cause the Sales Force to perform a prorated number of PDEs for the Extension Period.
One Primary Position Detail shall count as a single PDE, and XXXXX Secondary Position Details shall also count as a single PDE.
The neurologists and any other physicians who shall comprise the Call Plan Physicians shall be determined in the manner set forth in the following paragraph. The Party(ies) with the right to determine the designations of the Call Plan Physicians in the following paragraph shall also have the right to amend such designations from time to time.
Shire shall identify, in its sole discretion, epilepsy-focused physicians (each, an “Epilepsy Physician”) to be included as Call Plan Physicians. Impax shall identify, in its sole discretion, Parkinson’s Disease-focused physicians (each, a “PD Physician”) to be included as Call Plan Physicians. Call Plan Physicians who are both Epilepsy Physicians and PD Physicians shall instead be considered “Dual-Focused Physicians”. Impax may carry out (a) only Primary Position Details with respect to Epilepsy Physicians, (b) only Secondary Position Details with respect to PD Physicians, and (c) either Primary Position Details or Secondary Position Details with respect to Dual-Focused Physicians.
The Parties shall determine the Call List in accordance with the preceding paragraph within 30 days of execution of this Agreement.

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Schedule 4
Services
Impax shall provide the following Services at its sole expense:
Implementation Services
•	Recruit the Sales Force and, subject to Section 3.1 of this Agreement, arrange for the Sales Force to be trained by Shire with respect to conducting Calls for the Shire Product.

•	Develop relevant implementation and monitoring procedures as required under this Agreement and for the conduct of Call Plan activities.

•	Establish and maintain Call activity reporting in accordance with the terms of this Agreement.
Deployment Services
•	Deploy at least sixty-six (66) full time employees (“FTEs”) as Sales Force members dedicating their full business time to undertake Call Plan activities.

•	Deploy a reasonable number of dedicated regional coordinators (but in any event each coordinator shall not supervise more than eleven (11) Sales Force members) and a dedicated Project Director to oversee and manage the Sales Force and its Call Plan activities, it being understood that Impax will employ a National Sales Director who shall be responsible for the management of both the Impax Product and Shire Product. The personnel reference in the preceding clause shall not be counted as FTEs.

•	Replace Sales Force members, regional coordinators, the Project Manager or the Project Director as and when necessary.

•	Arrange for the Sales Force (or new Sales Force recruits) to be receive further training by Shire as provided under the terms of this Agreement.

•	Provide storage for samples of Shire Product as necessary, and audits of samples of Shire Product as requested by Shire from time to time.

•	Provide all necessary Sales Force equipment including handhelds, and laptop computers as reasonably necessary for the conduct of the Services.

•	Reimbursement of all Sales Force business expenses, such as meals, travel and entertainment, consistent with the policies of Impax or CSO.

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Call Plan Services
•	Visit physicians and healthcare professionals, making Calls on such individuals in accordance with the Call Plan.

•	Distribution of promotional materials and samples for the Shire Product in accordance with the terms of this Agreement and the Call Plan.

•	Storage of Shire Product samples as agreed between the Parties.

•	Such other Services as are agreed under this Agreement or between the Parties in writing from time to time.

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Schedule 5
Fees and Financial Terms
The Parties shall make the following payments set forth in this Schedule 5. All amounts are in U.S. dollars.
I.	FEES
     A. Fees for Gain Share Arrangement. With respect to each Quarter of the Term commencing July 1, 2006, Shire shall pay to Impax the amount set forth below (the “Gain Share Fees”) for each prescription, as measured by IMS (“Prescription”), filled in the Territory for the Shire Product in excess of XXXXX:

Time Period	Amount per Prescription Filled
Each Quarter from July 1, 2006 through June 30, 2009	$XXXXX

Each Quarter from July 1, 2009 through June 30, 2011	$XXXXX
In addition, in the event greater than an aggregate of XXXXX Prescriptions are filled in the Territory for the Shire Product during the period from January 1, 2009 through June 30, 2009, Shire shall pay to Impax an additional one-time payment of $5 million (the “Year 3 Bonus”).
In the event Shire is unable to supply the Shire Product in (i) sufficient quantities such that there is a commercially meaningful backorder in the Territory for the Shire Product for two consecutive Quarters and (ii) an amount equal to the number of Prescriptions filled in the Territory for the Shire Product for the two immediately preceding consecutive Quarters (the two Quarters referenced in clause (i), the “Unsupplied Quarters”) during the period from July 1, 2006 through June 30, 2009, then Shire shall pay to Impax the Year 3 Bonus at such time as such payment would otherwise have been due if and only if: (i) the number of Prescriptions filled in the Territory for the Shire Product increased in the aggregate over the four Quarters immediately preceding the Unsupplied Quarters, or any such quarters if there are less than four Quarters preceding the Unsupplied Quarters, (the “Reference Quarters”), and (ii) taking the average Quarter-to-Quarter percentage increase during the Reference Quarters and applying such percentage increase to each Quarter commencing with the Unsupplied Quarters, the number of prescriptions filled in the Territory for the Shire Product for the period from January 1, 2009 through June 30, 2009 is reasonably forecasted to be at least XXXXX. Payment of the FTE fees shall not be affected by Shire’s inability to manufacture the Shire Product.
In the event of Unsupplied Quarters, the Parties shall meet to discuss the adjustment to the calculation of the Gain Share Fees, including a reduction to the baseline, in order to provide Impax with the same incentives in place during the period prior to the Unsupplied Quarters. If the Parties are unable to agree to the adjustment, either Party shall have the right to take this issue related to the adjustment to binding arbitration, consistent with the rules of the American Arbitration Association, provided that it has given the other Party thirty (30) days’ advance notice of its intention to take the issue to arbitration.

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In the event a Generic Product is launched, or a Competing Product is launched by Shire, in the Territory during the Services Term, the number of Prescriptions of such Generic Product and/or of any Competing Product launched by Shire shall be considered Prescriptions for the Shire Product in calculating the Gain Share Fees, provided, for clarity, that such calculation shall not include any Prescriptions of any Authorized Generic Product distributed by Impax.
     B. FTE Fees. Shire shall pay to Impax an amount for each Sales Force member, up to a maximum of sixty-six (66) Sales Force members (prorated for employment of a Sales Force member for partial Service Years), at the rate of $200,000 per Services Year, plus a prorated amount for the Extension Period, if any. Impax may in its sole discretion employ or retain Sales Force members in excess of such maximum number, it being acknowledged and agreed, however that Shire shall have no obligation to pay to Impax any amounts with respect to more than sixty-six (66) Sales Force members.
II.	AUTHORIZATION OF GENERIC
      In the event a Generic Product is launched in the Territory during the Services Term, Shire shall either (i) pay to Impax the Year 3 Bonus at such time as such payment would otherwise have been due, or (ii) grant Impax the right to promote the Authorized Generic Product in the Territory pursuant to the terms of a Supply Agreement to be entered into between the Parties and having such terms as a mutually acceptable and commercially reasonable commensurate with those standard in the industry for supply agreements under similar circumstances. Under such supply agreement the authorized Generic Product shall be supplied by Shire to Impax for the unexpired term of the Services Term. The purchase price for the authorized Generic Product shall be XXXXX. For purposes of this Section II, “Authorized Generic Product” shall mean generically labeled Shire Product approved for sale by the FDA pursuant to a labeling supplement to Shire’s NDA for the Shire Product. Payment of the FTE fees shall not be affected by the launch of a Generic Product.
      Shire’s ability to grant Impax the right to promote the Authorized Generic Product above shall be conditioned on Shire’s ability to provide reasonably adequate quantities of such product for launch at or prior to the Third Party launch of the Generic Product, and Impax’s acceptance of such quantity as being reasonably adequate. If Impax does not accept the quantity as being reasonably adequate, Shire shall pay to Impax the Year 3 Bonus at such time as such payment would otherwise have been due.
III.	SHORTFALL REIMBURSEMENTS
      In the event Impax fails to perform at least XXXXX PDEs during any Quarter of any Services Year (the number of the shortfall, the “Shortfall PDEs”) and fails to perform all of the Shortfall PDEs by the expiration of the second Quarter following the Quarter in which the Shortfall PDEs occurred, then Impax shall pay to Shire an amount equal to $XXXXX for each Shortfall PDE that remains unperformed upon the expiration of such second Quarter; provided, that Impax may also apply up to XXXXX PDEs from the immediately preceding Quarter in excess of XXXXX PDEs from such preceding Quarter to reduce the Shortfall PDEs. For clarification purposes, a PDE can only be counted once towards achieving the XXXXX PDEs required for any Quarter. In the event of any Shortfall PDEs with respect to either of the final

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two Quarters of the third and final Services Year, Impax shall have the right to perform Services to reduce such Shortfall PDEs during the first two Quarters immediately following the third Services Year; provided, that Shire shall have no obligation to make any payments to Impax with respect to such Services other than as may be owed to Impax as FTE fees for any Extension Period. Impax’s repayment of $XXXXX for each Shortfall PDE shall be Shire’s sole remedy with respect to each Shortfall PDE.

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Schedule 6
CARBATROL® SAFETY AGREEMENT
DATE: As of January 19, 2006
PARTIES:
(1)	SHIRE US INC., having its place of business at 725 Chesterbrook Boulevard, Wayne, PA 19087-5637 (“Shire”)

(2)	IMPAX LABORATORIES, INC., having its place of business at 30831 Huntwood Avenue, Hayward, CA 94544 (“Impax”).

RECITALS

(A)	With effect from January 19, 2006, Shire and Impax entered into a Promotional Services Agreement (the “Promotional Agreement”) with respect to the promotion of the Shire Product (as defined below) in the Territory (as defined below).

(B)	Pursuant to the terms of the Promotional Agreement, the Parties are obligated to enter into this Agreement to provide for the Parties’ respective obligations in relation to medical information and pharmacovigilance services for the Shire Product.

(C)	In consideration of the above recitals and the mutual promises, covenants and obligations as set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Parties agree as follows.

OPERATIVE PROVISIONS

1	INTERPRETATION
1.1	In this Agreement:

“Adverse Event” means any untoward medical occurrence in a patient or clinical investigator subject administered the Shire Product and which does not necessarily have a causal relationship with this treatment for which the Shire Product is used. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal (investigational) product, whether or not related to the Shire Product. A pre-existing condition that worsened in severity after administration of the Product would be considered an adverse event.

“Awareness Date” or “Clock Date” means the date on which a Party first becomes aware of an Adverse Event or a Suspected Adverse Drug Reaction and, in relation to a third party Representative of a Party, such as clinical research organizations or distributors, that have contractual and/or regulatory obligations to report Adverse Events or a Suspected Adverse Drug Reaction to that Party, the date on which such Third Parties

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first become aware of that Adverse Event or a Suspected Adverse Drug Reaction. For both Parties this is considered day zero.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business.

“Confidential Information” has the meaning given to it in the Promotional Agreement.

“Promotional Agreement” has the meaning given to it in Recital (A).

“Effective Date” has the meaning given to it in the Promotional Agreement.

“Marketing Authorization” means any authorization granted by a Regulatory Authority required to permit the commercial marketing and sale of the Shire Product in the Territory.

“Medical Information” means information about the Shire Product including, but not limited to, clinical and technical matters such as therapeutic uses for both the licensed and unlicensed indications, drug interactions, drug-disease information, Adverse Events, product stability and other product characteristics.

“Periodic Safety Report” means a safety report generated at set times and in accordance with FDA guidelines for the purpose of demonstrating the current risk/benefit analysis of the Shire Product according to present knowledge and produced to provide a historical perspective on the safety issues surrounding the Shire Product.

“Shire Product” has the meaning given to it in the Promotional Agreement.

“Reference Safety Information” means the recognized Adverse Reactions to the Shire Product contained in all or any one of Shire’s Developmental Core Safety Information (DCSI) in an investigator’s brochure, Shire’s Company Core Safety Information (CCSI) in a marketed product Company Core Data Sheet (CCDS) and Shire’s official local product labeling (including the local Summary of Product Characteristics (SPC)).

“Regulatory Approval” means the granting of all necessary regulatory and governmental approvals by a regulatory or other governmental body required to market and sell the Shire Product in the Territory.

“Regulatory Authority” means any competent regulatory authority or other governmental body responsible for granting any Regulatory Approval.

“Representatives” means the directors, officers, employees, agents and advisors of each of the Parties or their respective Affiliates.

“Safety Issue” means any event, report, data or information, which could cause a re-evaluation of the safety of the Shire Product including, but not limited to, Suspected Adverse Drug Reaction and Unexpected Suspected Adverse Drug Reaction.

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“Serious Adverse Event” means any Adverse Event in relation to any dose of the administered Product that:
A. results in death;
B. is life threatening;
C. requires in-patient hospitalization or prolongation of existing hospitalization;
D. results in persistent or significant disability or incapacity; or
E. is a congenital anomaly or birth defect.
Medical and scientific judgment should be exercised in deciding whether expedited reporting for the Shire Product is appropriate in other situations, such as medically important events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above. These should also usually be considered as Serious Adverse Events.

“Serious Suspected Adverse Drug Reaction” means any Suspected Adverse Drug Reaction in relation to any dose of the administered Shire Product that:
F. results in death;
G. is life threatening;
H. requires in-patient hospitalization or prolongation of existing hospitalization;
I. results in persistent or significant disability or incapacity; or
J. is a congenital anomaly or birth defect.
Medical and scientific judgment should be exercised in deciding whether expedited reporting for the Shire Product is appropriate in other situations, such as medically important events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent one of the other outcomes listed above. These should also usually be considered as Serious Suspected Adverse Drug Reactions.

“Signal” means an unexpected observation of an event in relation to treatment with the Shire Product which deviates so much from expectations that it calls for immediate and greater attention, including (but not limited to) unlabelled Suspected Adverse Drug Reactions, increased frequency or severity of labelled Suspected Adverse Drug Reactions and any change in the risk/benefit/profile of the Shire Product.

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“Spontaneous Report” means a communication from an individual (e.g., a health care professional, consumer) to a company or regulatory authority that describes a Suspected Adverse Drug Reaction or medication error. It does not include cases identified from information solicited by the applicant or contractor, such as individual case safety reports or findings derived from a study, company-sponsored patient support program, disease management program, patient registry, including pregnancy registries, or any organized data collection scheme. It also does not include information compiled in support of class action lawsuits.

“Suspected Adverse Drug Reaction” means a noxious and unintended response to any dose of the Shire Product for which there is a reasonable possibility that the Shire Product caused the response. In this definition, the phrase “a reasonable possibility” means that the relationship cannot be ruled out.

“Term” means the term of this Agreement commencing on the Effective Date and expiring on the date set out in Section 14 hereof.

“Territory” has the meaning given to it in the Promotional Agreement.

“Unexpected Suspected Adverse Drug Reaction” means any Suspected Adverse Drug Reaction that is not included in the current U.S. labeling for the Shire Product.

“Valid Safety Reports” means the minimum information required for expedited reporting which should at least include all of the following:
          A. an identifiable patient;
          B. a suspected medicinal product or therapeutic device;
          C. an identifiable reporter; and
          D. a Suspected Adverse Drug Reaction or an Adverse Event.
1.2	In this Agreement, unless the context otherwise requires:
A. references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;
B. reference to a “Party” is to a Party to this Agreement and “Parties” is to both of them;
C. the headings are inserted for convenience only and do not affect the construction of the Agreement;
D. references to one gender includes both genders; and

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E. any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.
1.3	The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules and the terms of this Agreement, the terms of this Agreement shall prevail.

1.4	Terms used in this Agreement, which are not otherwise defined within the Agreement or the Promotional Agreement shall have the meaning given to them in accordance with FDA Guidelines and

Shire Standard Operating Procedures (SOPs). In the event of any conflict between Shire’s SOP’s and FDA guidelines, FDA guidelines shall prevail.
2	PURPOSE
2.1	In consideration of the mutual obligations contained in this Agreement, the Parties have agreed to provide for the procedures relating to the exchange of safety and pharmacovigilance information for the Shire Product between Shire and Impax in order to comply with worldwide regulatory reporting requirements for the Shire Product.

2.2	As between Shire and Impax, Shire shall have sole responsibility, and Impax shall have no responsibility, for:
A.	Compliance with all Regulatory Authority reporting requirements related to Adverse Events and Suspected Adverse Drug Reactions, including but not limited to FDA requirements, Periodic Safety Reports, 15-day safety reports and MedWatch reports.

B.	Except to the extent required by law, responding to Third Parties, whether governmental or private, regarding complaints, notices and inquiries as to Adverse Events, Suspected Adverse Drug Reactions, or data, documents or reports related to any of them. Impax shall refer all drug safety and pharmacovigilance related queries from healthcare providers or their staff, or any Third Party (as such terms is defined in the Promotional Agreement) in relation to the Shire Product arising in the context of Impax’s activities pursuant to the Promotional Agreement. The Shire contact to receive this information is identified in 11.1 of this agreement as the “Appointed Medical Information Contact”.
2.3	Except as specifically set forth in paragraph 2.2 above, Impax’s sole responsibilities pursuant to this Agreement shall be to:
A.	Ensure that there is a mechanism available during normal business hours to receive notices regarding any safety issue under this Agreement;

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B.	Handle all telephone calls and other communications that it may receive regarding Adverse Events and/or Suspected Adverse Drug Reactions in accordance with the terms of this Agreement;

C.	Inform Shire as soon as possible of any communications of any kind received by Impax from any Regulatory Authority involving safety issues in relation to the Shire Product in the Territory; to the extent permitted by law, the Regulatory Authority shall be referred to Shire for response. To the extent that Impax is required by law to respond, Impax shall, if there is time to do so, submit its response to Shire before submitting it to the Regulatory Authority. Shire will provide Impax with safety data required to respond to a Regulatory Authority request and written approval of and/or comments on such response within a timeframe sufficient to meet any deadlines imposed by the requesting Regulatory Authority. Impax shall, to the extent possible, conform its response to comments timely received from Shire; however, Impax reserves the right to exercise final control over its response to Regulatory Agency communications directed to, and requiring a response from, Impax, to the extent required by Impax, in its sole judgment, in order to maintain Impax’s compliance with all applicable legal requirements. Impax shall, to the extent permitted by law, cooperate fully with Shire and keep Shire fully informed as to Regulatory Agency requests received by Impax within the scope of this paragraph and Impax responses.

D.	Promptly inform Shire in the event that, at any time, Impax identifies potential safety issues in relation to the Shire Product and will provide such further assistance as Shire and Impax shall agree.

E.	Submit to an audit by Shire on a “for cause” basis concerning Pharmacovigilance and adverse event collection and reporting in line with FDA regulations, in accordance with Section 10.2. below and the terms of this Agreement.
3	SCOPE
3.1	This Agreement covers:
A.	all Spontaneous Reports of Adverse Events and Suspected Adverse Drug Reactions in relation to the Shire Product;

B.	all Serious Suspected Adverse Drug Reactions arising from post-marketing surveillance with the Shire Product;

C.	all information required for periodic reporting in relation to the Shire Product;

D.	all other information as required by Regulatory Authorities for the Shire Product; and

E.	the provision of Medical Information to support third party inquiries.
4	LANGUAGE OF ALL EXCHANGE AND TERMINOLOGY

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4.1	The language of all information exchanged pursuant to this Agreement, including reports to Regulatory Authorities, shall (unless specifically stated otherwise) be in English, or if any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
5	CONTACT PERSONNEL AND METHODS FOR ADVERSE EVENT TRANSMISSION
5.1	The names and details of contact personnel for Shire and Impax are detailed in Schedule 1.

5.2	Any changes in names or details of any of the contact personnel for a Party in relation to the Shire Product must be notified by that Party to the other Party in writing to the address set out in Schedule 1 as soon as reasonably practicable after the change occurs.

5.3	Any notice given under this Agreement shall be in writing and (i) personally delivered or (ii) sent by fax or (iii) e-mail to the address of the other Party as set out in Schedule 1 (or such other address as may have been notified in writing from time to time by a Party to the other Party) and any such notice shall be deemed to have been served at the time of delivery (if personally delivered) or upon receipt of confirmation of transmission by the sender’s fax machine (if sent by fax) and in the case of email upon receipt of delivery confirmation by the sender’s computer (if sent by e-mail).
6	SAFETY DATABASE
6.1	The safety information generated pursuant to this Agreement shall be added to the safety database for the Shire Product and shall be held and maintained by Shire and shall be the central repository for all drug safety information received worldwide for the Shire Product.

6.2	Impax acknowledges and agrees that all rights in and to the safety database shall vest in Shire.

6.3	The safety database shall be used for all drug safety and pharmacovigilance regulatory responses and purposes for the Shire Product.

6.4	Impax may reasonably request safety information from Shire’s safety database to provide a response to answer any drug safety and pharmacovigilance related queries in relation to the Shire Product. Shire will provide the information within a reasonable timeline according to the urgency of request.

6.5	With the exception of FDA exchange, which may be implemented at some future point in time, and except as otherwise set forth herein, Impax shall not have direct access to the safety database for security and data privacy reasons.

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7	EXCHANGE OF ADVERSE EVENT AND SUSPECTED ADVERSE DRUG REACTION INFORMATION
7.1	All notification and response periods referred to in this Agreement (unless otherwise specified) will be in calendar days in accordance with FDA regulations.

7.2	The relevant period for any notification or response for either Party (including their Representatives) will commence on the Awareness Date.

7.3	Impax will attempt to warm transfer all Adverse Event and Suspected Adverse Drug Reactions calls to Shire at (888) 300-6414 at the time of receipt. Prior to transferring the call, Impax staff will obtain a name and contact number. If the warm transfer is not successful, Impax will fax the caller’s name and contact information to Shire’s Pharmacovigilance Department at (866) 557-4473 within one Business Day of receipt. Shire will be responsible for the intake of the Adverse Events and Suspected Adverse Drug Reactions and preparing MedWatch reports for any Adverse Reaction occurring. All written Adverse Events and Suspected Adverse Drug Reactions received by Impax will be forwarded to Shire within two Business Days of receipt.

7.4	Shire shall ensure that there is a mechanism available 24-hour/7 days per week to receive notices for any safety issue under this Agreement.

7.5	Upon receipt of any report from Impax under Section 7.3, Shire will notify Impax of receipt of the report as soon as possible; however in no event longer than two Business Days thereafter. Any report from is considered transmitted only after an acknowledgement of receipt is received from Shire.

7.6	Shire will provide written reports to the FDA meeting all 15-day safety report and periodic/PSUR regulated timelines.

7.7	No later than the 15th day of each month, Shire will provide a line listing including reported term, manufacturing number, demographics and a narrative for each report received from Impax the previous month.
Reports received from Literature Reviews
7.8	Shire will be responsible for monitoring the worldwide scientific literature to meet global regulatory reporting requirements and for monitoring drug safety for the Shire Product. Once an Adverse Event or a Suspected Adverse Drug Reaction has been identified, Shire will assess it according to seriousness and where appropriate report it as a literature report quoting the reference for the article for onward reporting to the appropriate Regulatory Authority in the Territory.
Management of Follow up information

Follow up of initial reports

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7.9	Shire shall be responsible for all follow-up activities for any Adverse Events occurring in the Territory.

7.10	Impax shall notify Shire of any additional information it reasonably requires regarding an Adverse Event occurring in the Territory that Shire has notified it of pursuant to this Section 7 and Shire will use its reasonable endeavors to obtain the additional information within the applicable timeframe.
8	ASSESSMENT OF ADVERSE EVENTS

Assessment of Listedness (Expectedness)
8.1	All Adverse Events and Suspected Adverse Drug Reactions will be reported to Shire irrespective of any assessment regarding listedness (expectedness).

8.2	Shire shall be responsible for assessing all Adverse Events and Suspected Adverse Drug Reactions in the Territory and shall determine if any report is required to be made to the Regulatory Authorities in accordance with Section 10.
9	SAFETY ISSUES/SIGNALS AND REGULATORY INQUIRIES INVOLVING SAFETY ISSUES
8.3	Shire shall, within 24 hours of it becoming aware, notify Impax of any significant safety issues other than individual ADRs referenced in Section 7 in relation to the Shire Product. Shire and Impax shall discuss in good faith how to deal with any such significant safety issues and shall co-operate with the reasonable requests of the other Party in relation to such issues. Significant safety issues relating to the Shire Product may occur as a result of a request from a Regulatory Authority; potential changes in the risk/benefit of the Shire Product; Shire Product quality issues that may have a clinical impact such as Shire Product contamination or deterioration; external influences such as media or literature and ongoing safety surveillance.

8.4	Shire is responsible for the maintenance of labeling changes and will notify Impax of all changes.

8.5	Should Shire become aware of any potential safety signal, Shire shall promptly notify Impax.
10	REGULATORY AUTHORITY INTERACTION

Expedited Reporting Responsibilities
10.1	Subject to Sections 7.8 to 7.9, Shire will be responsible for assessing the “reportability” and submitting reports of Serious Suspected Adverse Drug Reactions for the Shire Product (according to current FDA regulations) to the relevant Regulatory Authorities.

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10.2	Either Party may request an audit of the other Party on a “for cause” basis, and at least 2 weeks notice will be provided before the audit request date. An audit will not be conducted more than twice a year unless serious compliance issues have been identified in previous audits. The audit will be for Pharmacovigilance and concentrate on adverse event collection and reporting in line with FDA regulations and in compliance with each company’s standard operating procedures. Any audit shall be conducted so as to not interfere with the other Party’s business operations and the costs of any such audit shall be borne by the party conducting the audit.
Periodic Reporting
10.3	Shire shall prepare and submit to the FDA, with a copy to Impax, the Periodic Safety Report for the Shire Product in the Territory, according to its internal standard operating procedures and in the format as detailed in 21 CFR 314. The periodicity of the Periodic Safety Report will be according to the International Birth Date of the Shire Product.

10.4	Shire will provide Impax with a copy of each final Periodic Safety Report within 10 Business Days of the submitted Periodic Safety Report to the FDA in accordance to regulatory timelines for submission.

10.5	Prior to regulatory submission, there should be discussion between the Parties to promote harmonization and co-ordination if any safety signals or proposed amendments to the Reference Safety Information are recommended. However, this must be achieved within the applicable regulatory timeframe.
11	MEDICAL INFORMATION/QUESTIONS
11.1	Impax shall transfer all Medical Information inquiries received from third Parties in the Territory regarding the Shire Product to the person or persons specified in Schedule 1 (“Appointed Medical Information Contact”).

11.2	If the inquiry is a request for information in connection with a report of an Adverse Event or Suspected Adverse Drug Reaction, Impax shall confirm to the Appointed Medical Information Contact that the report has been notified to Shire in accordance with Sections 7.3 and 7.6.
12	AMENDMENTS TO THIS SAFETY AGREEMENT
12.1	This Safety Agreement becomes effective on the Effective Date.

12.2	If a Party becomes aware of any change of law or regulation which affects any of the matters the subject of this Agreement, it shall notify the other Party of any such change. The Parties shall promptly meet and discuss any such changes and negotiate in good faith any amendments to this Agreement, which either Party honestly believes are necessary or desirable as a result of such changes.

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12.3	Revision of attachments (Schedules) will not require that this Safety Agreement be re-issued and signed off, but shall require the written agreement of both Parties.

12.4	Changes in company personnel and methods of communication must be conveyed immediately to both Parties, to ensure the correct and timely flow of information.
13	CONFIDENTIALITY
13.1	Each Party agrees and undertakes that it will treat and keep confidential all Confidential Information, which may become known, to that Party from the other Party.

13.2	Each Party acknowledges and agrees that Article 12 of the Promotional Agreement (entitled “Confidential Information”) is hereby incorporated into this Agreement in its entirety.
14	DURATION AND TERMINATION
14.1	This Agreement commences on the Effective Date and shall continue in force until the Promotional Agreement is terminated or expires and this Agreement shall immediately terminate on such date and Section 15 shall apply.
15	CONSEQUENCES OF TERMINATION
15.1	Upon the termination of this Agreement, Impax shall:
A.	continue to comply with its obligations under this Agreement if and to the extent it continues to have the right to sell the Shire Product after the expiration or termination of the Promotional Agreement;

B.	comply with its obligations in Section 8.4 for a period of 6 months after the termination of this Agreement.
15.2	Sections 13, 15, 16 and 17 shall survive the termination of this Agreement.

15.3	The termination or expiration of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiration has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiration.
16	RESOLVING DISPUTES
16.1	If there is a disagreement between Shire and Impax in the interpretation of this Agreement or any aspect of the performance by either Party of its obligations under this Agreement, representatives of the Parties will resolve such dispute in accordance with the dispute resolution procedure set out in Article 13 of the Promotional Agreement.

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17	GENERAL PROVISIONS
17.1	Except as expressly provided for in this Agreement, no variation to the terms of this Agreement shall be effective unless in writing and signed on behalf of each Party by a director or other authorised person.

17.2	If any term or provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

17.3	Failure by either Party on one or more occasions to avail itself of a right conferred by this Agreement shall not be construed as a waiver of such Party’s right to enforce such right or any other right.

17.4	This Agreement and the Promotional Agreement contain the entire agreements and understandings between the Parties and supersede all previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. In the event of a conflict between the terms of any of the aforementioned agreements, the Promotional Agreement (excluding Article 7.1) shall control to the extent of any inconsistency. Each Party acknowledges that, in entering into this Agreement, it is not relying on any representation or warranty (whether made orally or in writing) except as expressly provided in this Agreement.

17.5	Nothing in this Agreement is deemed to constitute a partnership between the Parties nor constitute any Party the agent of the other Party for any purpose.

17.6	The Parties to this Agreement do not intend that any term of this Agreement should be enforceable by any person who is not a Party to this Agreement.

17.7	The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

17.8	Each of the Parties shall do, execute and perform and shall procure to be done, executed and performed all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

17.9	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

17.10	This Agreement and the obligations of the Parties shall be governed by and construed in accordance with the laws in effect in the State of New York (without reference to principles regarding conflicts of law)

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IN WITNESS WHEREOF, this Agreement has been signed by the authorized representatives of the Parties on the day and year first written above.

SIGNED for and on behalf of	)	/s/ Matthew W. Emmens

SHIRE US INC.	)	Signature

Matthew W. Emmens, CEO

Print Name and Title

SIGNED for and on behalf of	)	/s/ Barry R. Edwards

IMPAX LABORATORIES, INC	)	Signature

Barry R. Edwards, CEO

Print Name and Title

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Schedule 7
Formulary Status
XXXXX

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